                                                                  EXHIBIT 8.2

                        [A & G LETTERHEAD]

                     Form of A&G Tax Opinion






                                             June   , 1998



Innovative Tech Systems, Inc.
444 Jacksonville Road, Suite 200
Warminster, PA  18974

Ladies and Gentlemen:

     This opinion is being delivered to you pursuant to Section 6.1(d) of the Agreement and Plan of Merger (the "Agreement"), dated as of May 7, 1998, among Peregrine Systems, Inc., a Delaware corporation ("Peregrine"), Homer Acquisition Corporation, a Delaware corporation and a direct, wholly owned subsidiary of Peregrine ("Merger Sub"), and Innovative Tech Systems, Inc., an Illinois corporation ("Innovative"). Pursuant to the Agreement, Merger Sub will merge with and into Innovative (the "Merger"), and Innovative will become a wholly-owned subsidiary of Peregrine. Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     We have acted as counsel to Innovative in connection with the Merger.
As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

     1.   the Agreement;

     2. the Registration Statement filed on Form S-4 with the Securities and Exchange Commission;

Innovation Tech Systems, Inc.
June   , 1998
Page 2


     3. those certain tax representation letters delivered to us by Peregrine, Merger Sub and Innovative containing certain representations of Peregrine, Merger Sub and Innovative (the "Tax Representation Letters"); and

     4. such other instruments and documents related to the formation, organization and operation of Peregrine, Merger Sub and Innovative and related to the consummation of the Merger and the other transactions contemplated by the Agreement as we have deemed necessary or appropriate.

     In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

     1. Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

     2. All representations, warranties and statements made or agreed to by Peregrine, Merger Sub and Innovative, their managements, employees, officers, directors and shareholders in connection with the Merger, including, but not limited to, those set forth in the Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;

     3. All covenants contained in the Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

     4. The Merger will be reported by Peregrine and Innovative on their respective federal income tax returns in a manner consistent with the opinion set forth below; and

     5. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

Innovation Tech Systems, Inc.
June   , 1998
Page 3

     Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and the statements set forth in the Tax Representation Letters are true and correct as of the Effective Time, then for federal income tax purposes, the Merger will be a reorganization within the meaning of Section 368(a) of the Code.

     This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Agreement (including but not limited to the Warrant Amendment or, if the Warrant Amendment is adopted, the exchange of Innovative Warrants for Peregrine Common Stock) except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

     No opinion is expressed as to any transaction other than the Merger as described in the Agreement, or as to any other transaction whatsoever, including the Merger, if all of the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver of any material provision thereof. To the extent that any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

     This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     This opinion is intended for the benefit of Innovative Tech and may not be relied upon or utilized for any other purpose or by any other person and may not be made available to any other person without our prior written consent.

                                   Very truly yours,


                                   ARCHER & GREINER
                                   A Professional Corporation